Filed Pursuant to Rule 433
Registration Statement No. 333-124095
Dated October 27, 2006

8.25% Knock-In Reverse Convertible Securities, Due November 2, 2007 Linked to the Common
Stock of Caterpillar, Inc. (“CAT”)

Issuer:	Eksportfinans ASA (Moody’s: Aaa / Fitch: AAA / Standard & Poor’s: AA+)

Agent:	IXIS Securities North America Inc.

Securities:	8.25% Knock-In Reverse Convertible Securities, due November 2, 2007

Underlying Share:	Caterpillar, Inc. (ticker: CAT)

Interest Rate (Coupon):	8.25% per annum, payable monthly on December 4, 2006; January 2, 2007; February 2, 2007; March 2, 2007; April 2, 2007; May 2, 2007; June 4, 2007; July 2, 2007; August 2, 2007; September 4, 2007; October 2, 2007 and November 2, 2007

Denomination:	$1,000 per note

Principal Amount:	$2,697,000

Discounts & Commissions:	3%

Pricing Date:	October 27, 2006

Settlement Date:	November 2, 2006

Valuation Date:	October 29, 2007

Maturity Date:	November 2, 2007

Initial Price:	$61.27

Knock-In Price:	$49.016 or 80% of the Initial Price

Share Redemption Amount:	16.3212 shares of Underlying Share for each $1,000 Principal Amount of Securities, which equals $1,000 divided by the Initial Price

Payment at Maturity:	(i) If the official closing price of the Underlying Share has not been below the Knock-In Price during the period from the Pricing Date to and including the Valuation Date, a cash payment of $1,000.00 per note, or

(ii) If the official closing price of the Underlying Share has been below the Knock-In Price during the period from the Pricing Date to and including the Valuation Date:

(a) A cash payment of $1,000.00 per note, if the official closing price of the Underlying Share on the Valuation Date is equal to or greater than the Initial Price, or

(b) A number of Underlying Shares equal to the Share Redemption Amount, if the official closing price of the Underlying Share on the Valuation Date is less than the Initial Price.

Cusip / ISIN:	28264QDR2 / US28264QDR20

Payment and Delivery:	Payment in full on the Settlement Date to be made to the Agent through Bank of New York, against delivery of the Notes to Bank of New York on behalf of the Agent, as agent for the Issuer.

Calculation Agent:	IXIS Derivatives Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 866-369-6147.